Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. To Acquire County Bancorp, Inc.

GREEN BAY, WI and MANITOWOC, WI, June 22, 2021 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) and County Bancorp, Inc., (NASDAQ: ICBK) (“County”) today jointly announced the execution of a definitive merger agreement pursuant to which Nicolet will acquire County and its wholly-owned banking subsidiary, Investors Community Bank (“Investors”).

Based on the financial results as of March 31, 2021, the combined company will have pro forma total assets of $7.5 billion, deposits of $6.3 billion, and loans of $4.9 billion, inclusive of Nicolet’s prior acquisition announcement of Mackinac Financial Corporation on April 12, 2021.

Mike Daniels, President and CEO of Nicolet, said, “We are excited about the potential of combining Nicolet and Investors to serve our customers and communities. Our collective founder-entrepreneurial mindset makes for a distinctive culture that resonates with our employees and customers.

One of the goals of every acquisition is to find better ways to serve communities. This partnership is an intentional, strategic move to become the premier agriculture lender throughout Wisconsin. We are excited about adding the expertise and specialized knowledge of the banking team from Investors, who, like our current agriculture lenders, have boots in the driveways. Long term, combining our operations will create a stronger community bank.”

Tim Schneider, President of County, said, “Nicolet is a like-minded partner who shares our focus on people, community, and serving the customer. With the added scale and capital of Nicolet, this partnership will rapidly accelerate our ability to serve existing customers and build new relationships. I am very optimistic about where we can go as a combined company. Our similar cultures and values should lead to a smooth transition for our employees and customers. We remain committed to the markets and industries we serve, especially the dairy sector, and above all, keeping banking local.”

Bob Atwell, Chairman of Nicolet, said, “While some could view this as merely a market infill deal that diversifies our lending revenue, we believe it is more accurate to say this transaction better aligns our lending portfolio with the economic structure of our region. Agricultural production lending has long been underweighted in our overall loan portfolio precisely because Investors has been so good at this core focus in agricultural lending.”

Andy Steimle, Chairman of County, said, “This merger will create many exciting opportunities for the combined organization by expanding banking services to all customers. In Nicolet we have found a strategic partner with a shared vision and long history of supporting customers and communities. It is a transformational partnership for County that provides the scale and resources needed to drive increased long-term shareholder value.”

Transaction Information

Under the terms of the merger agreement, Nicolet will acquire County with Nicolet being the surviving corporation. In the merger, County shareholders have the right to receive for each share of County common stock, at the election of each holder and subject to proration, either cash of $37.18 per share of County common stock or 0.48 shares of Nicolet common stock. County shareholder elections will be prorated to ensure the total consideration will consist of approximately 20% cash and approximately 80% Nicolet common stock. Based on Nicolet's closing price of $71.75 as of June 21, 2021, the merger consideration is valued at approximately $219 million.

The estimated transaction value is a 1.38 multiple of County’s tangible book value as of March 31, 2021 and equates to approximately 16.6x County’s 2021 estimated earnings per share. First full year earnings (2022) per share accretion is estimated in the mid-single digits and the tangible book value per share dilution of 1.2% is expected to be earned back in approximately 1.4 years under the crossover method including Current Expected Credit Loss (CECL) “Day 2” accounting treatment. Additional assumptions and metrics can be found in the related Investor Presentation.

Nicolet will appoint a member of County’s current board of directors to the boards of directors of Nicolet and Nicolet National Bank upon the completion of the transaction.

Leadership/Employee Information

Post-merger, Tim Schneider will join the senior management team at Nicolet as Senior Vice President, Agriculture Lending Manager.

Approvals and Closing Date

The transaction has been unanimously approved by the boards of directors of both companies. It is subject to both County and Nicolet shareholder approval, regulatory approvals and other customary closing conditions and is expected to close in the fourth quarter of 2021. Upon consummation of the transaction, Investors’ existing branch at 960 Hansen Rd., Green Bay, WI is expected to close and consolidate with continued service out of the legacy Nicolet office at 2363 Holmgren Way, Green Bay, WI. All other Investors’ branches are anticipated to become Nicolet branches.

Advisors

Keefe, Bruyette & Woods, A Stifel Company served as financial advisor and provided a fairness opinion to the Board of Directors of Nicolet, and Bryan Cave Leighton Paisner LLP served as legal counsel to Nicolet in this transaction. Stephens Inc. served as financial advisor and provided a fairness opinion to the Board of Directors of County, and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to County.

Conference Call and Investor Presentation

Nicolet and County will host a joint conference call at 3:00 p.m. Central Time on June 22, 2021 to discuss the transaction and related matters. The related slide presentation is accessible on Nicolet’s website at nicoletbank.com under “Investor Relations.” Interested parties may listen to the call live via webcast by visiting nicoletbank.com and clicking on the Investor Relations link. Investment professionals are invited to call the toll-free number: 1-866-652-5200. The webcast will be archived on Nicolet’s website for 90 days, and will be accessible shortly following the call.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.
About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and its wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin. The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches County has developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending. County also serves business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. County’s customers are served from its full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and its loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan. Visit County’s Investor Relations site for details: Investors.ICBK.com.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the federal securities law. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the proposed merger between Nicolet and County, as well as expectations regarding Nicolet’s proposed acquisition of Mackinac Financial Corporation (“Mackinac”), all of

which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Nicolet and County with the SEC, risks and uncertainties for Nicolet, County and the combined company that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to: (1) the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; (2) the risk that integration of County’s operations with those of Nicolet will be materially delayed or will be more costly or difficult than expected; (3) the parties’ inability to meet expectations regarding the timing of the proposed merger; (4) changes to tax legislation and their potential effects on the accounting for the merger; (5) the inability to complete the proposed merger due to the failure of Nicolet’s or County’s shareholders to adopt the Merger Agreement; (6) the failure to satisfy other conditions to completion of the proposed merger, including receipt of required regulatory and other approvals; (7) the failure of the proposed merger to close for any other reason; (8) diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger; (9) the challenges of integrating and retaining key employees; (10) the effect of the announcement of the proposed merger on Nicolet’s, County’s or the combined company’s respective customer and employee relationships and operating results; (11) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (12) dilution caused by Nicolet’s issuance of additional shares of Nicolet common stock in connection with the merger; (13) risks and uncertainties relating to Nicolet’s proposed acquisition of Mackinac, including but not limited to the failure of the proposed acquisition to close for any reason and risks and uncertainties relating to the Mackinac’s business, the combined business of Mackinac and Nicolet, and the combined businesses of Nicolet, County and Mackinac; (14) the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of Nicolet, County and the combined company; (15) changes in consumer demand for financial services; and (16) general competitive, economic, political and market conditions and fluctuations. Please refer to each of Nicolet’s, County’s and Mackinac’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as their other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, neither Nicolet nor County assumes any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Important Information and Where to Find It

This communication relates to the proposed merger transaction involving Nicolet and County. In connection with the proposed merger, Nicolet and County will file a joint proxy statement/prospectus on Form S-4 and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NICOLET, COUNTY AND THE PROPOSED MERGER. When available, the joint proxy statement/prospectus will be delivered to shareholders of Nicolet and County. Investors may obtain copies of the joint proxy statement/prospectus and other relevant documents (as they become available) free of charge at the SEC’s website (www.sec.gov). Copies of the documents filed with the SEC by Nicolet will be available free of charge on Nicolet’s website at www.nicoletbank.com. Copies of the documents filed with the SEC by County will be available free of charge on County’s website at Investors.ICBK.com/documents.

Nicolet, County, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Nicolet and the shareholders of County in connection with the proposed merger. Information about the directors and executive officers of Nicolet and County will be included in the joint proxy statement/prospectus for the proposed transaction filed with the SEC. Information about the directors and executive officers of Nicolet is also included in the proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 2, 2021. Information about the directors and executive officers of County is also included in the proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on April 5, 2021. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Relations & Media Contacts:

County:    Tim Schneider – President
        Phone: 920.686.5604
        Email: tschneider@icbk.com

        Laura Wiegert – SVP, Marketing & Corporate Communications
        Phone: 920.973.1080
        Email: lwiegert@icbk.com
Nicolet:    Mike Daniels – President & CEO
        Jeff Gahnz – VP, Marketing & Public Relations
        Phone: 920.430.1400
        Email: mdaniels@nicoletbank.com or jgahnz@nicoletbank.com